Exhibit 5.1
August 14, 2006
Range Resources Corporation
777 Main Street, Suite 800
Fort Worth, Texas 76102
Ladies and Gentlemen:
     We have acted as special counsel to Range Resources Corporation, a Delaware corporation (the “Company”) with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale by the Company from time to time pursuant to Rule 415 under the Securities Act (the “Offering”) of (i) $100,000,000 aggregate principal amount of notes (the “Notes”) which are fully and unconditionally guaranteed by the Subsidiary Guarantors (defined below) pursuant to the Underwriting Agreement dated August 9, 2006 by and among the Company and the underwriters named therein (the “Underwriting Agreement”) and (ii) the registration of guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Notes. The Notes and the Guarantees will be referred to collectively herein as the “Securities.”
     The Securities were offered and sold pursuant to a prospectus supplement, dated August 9, 2006, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on August 9, 2006, to a prospectus dated August 9, 2006 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-134157) (as amended, the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act. Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.
     The Securities are to be issued as securities pursuant to that certain Indenture, dated as of May 23, 2006, as supplemented by the first supplemental indenture, dated May 23, 2006, and the second supplemental indenture, dated August 14, 2006 (the “Indenture”) by and among the Company, the Subsidiary Guarantors and J.P. Morgan Trust Company, N.A. (the “Trustee”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation, Certificate of First Amendment to the Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to the date hereof, the Indenture, the Registration Statement, (ii) certain resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the Board of Directors, or to the extent permitted by Section 141 of the General Corporation Law of the State of Delaware (the “DGCL”), a duly constituted and acting committee thereof, being referred to herein as the

Range Resources Corporation
August 14, 2006

“Board”) relating to the registration of the Securities and related matters, (iii) the Registration Statement, (iv) the Prospectus, (v) the Indenture, and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
     As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.
     In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; (vii) the Indenture was duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder; and (viii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Company and the other parties thereto.
     Based upon such examination and review and the foregoing assumptions, we are of the opinion that (1) the Notes have been duly authorized, executed and issued by the Company, and, assuming that the Notes have been duly authenticated by the Trustee, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and will be entitled to the benefits of the Indenture, and (2) the Guarantees have been duly authorized, executed and issued by the Subsidiary Guarantors, and constitute valid and binding obligations of the respective Subsidiary Guarantors, enforceable against the respective Subsidiary Guarantors in accordance with their terms and will be entitled to the benefits of the Indenture.
     The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.
     We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

Range Resources Corporation
August 14, 2006

     The foregoing opinions are limited in all respects to the laws of the DGCL (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the laws of the State of New York and the federal laws of the United States of America as in effect on the date hereof and we undertake no duty to update or supplement the foregoing opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We do not express any opinions as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.
/s/ VINSON & ELKINS LLP